Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Fernanda Paredes, +1 917 291 1196

NIELSEN REPORTS 3rd QUARTER 2020 RESULTS

●	Revenues of $1,563 million decreased 3.3% on a reported basis and decreased 3.0% on a constant currency basis

●	Optimization plan contributing meaningfully to profit growth

●	Raising adjusted EBITDA and adjusted EBITDA margin and Free Cash Flow guidance ranges

●	Diluted net earnings per share of $0.02 and adjusted earnings per share of $0.43

●

Announced agreement to sell Nielsen Global Connect business to Advent International, in partnership with Jim Peck, former CEO of TransUnion, for $2.7 billion; proceeds to be used primarily for debt reduction as well as for general corporate purposes, strengthening the balance sheet

New York, USA – November 2, 2020 – Today, Nielsen Holdings plc (NYSE: NLSN) announced its results for the quarter ended September 30, 2020. We are raising our guidance target ranges for adjusted EBITDA, adjusted EBITDA margin and Free Cash Flow, and tightening the adjusted EPS range to reflect year to date performance and solid cost discipline.

David Kenny, Chief Executive Officer, commented, “We delivered strong results in the third quarter, building on our track record of successful execution. All key metrics for both Media and Connect were in-line or ahead of expectations. Our teams moved swiftly to enact our optimization plan, driving operational efficiencies and permanent cost savings. This, in addition to actions taken earlier in the year in response to COVID-19 related revenue pressure, enabled us to drive strong adjusted EBITDA growth and higher free cash flow. We have confidence in our ability to deliver on our objectives and guidance for the full year 2020.  We also announced the sale of the Nielsen Global Connect business yesterday, which we believe will deliver substantial value to our shareholders sooner than was anticipated through the planned spin-off and create more certainty for all stakeholders.

Kenny continued, “We made strong progress on key initiatives in the quarter, particularly cross-media measurement with expansion of our Connected TV footprint to now include YouTube and YouTubeTV.  We continue to focus on expanding our role in the ecosystem, enabling content and measuring outcomes across key advertising categories. As we look forward, we remain focused on executing on our growth strategies that will enable us to better serve our clients.”

Third Quarter 2020 Results

●	3rd quarter revenues were $1,563 million, down 3.3% on a reported basis, or down 3.0% on a constant currency basis, compared to the prior year.
●	Nielsen Global Media revenues decreased 3.9% to $836 million on a reported basis, or a decrease of 4.2% on a constant currency basis, compared to the prior year.
●

Audience Measurement revenues decreased 1.3% on a reported basis, or a decrease of 1.6% on a constant currency basis, reflecting the impact of the COVID-19 pandemic on sports and non-contracted revenue and ongoing pressure in local television.

●

Plan/Optimize revenues decreased 10.4% on a reported basis, or a decrease of 10.8% on a constant currency basis, primarily reflecting the continued impact of the COVID-19 pandemic on sports, Gracenote auto and short-cycle revenue.

●	Nielsen Global Connect revenues decreased 2.5% to $727 million on a reported basis, or a decrease of 1.6% on a constant currency basis.
●	Measure revenues decreased 1.9% on a reported basis, or a decrease of 0.6% on a constant currency basis, reflecting some continued but lessening impact of the COVID-19 pandemic.
●

Predict/Activate revenues decreased 4.2% on a reported and constant currency basis, reflecting the impact of the COVID-19 pandemic, particularly in custom insights, partially offset by the January 2020 acquisition of Precima.

●

Net income for the third quarter was $7 million on a reported basis, compared to a net loss of $472 million in the third quarter of 2019. Net income per share on a diluted basis was $0.02 per share, compared to a net loss per share on a diluted basis of $(1.33) per share for the third quarter of 2019. Net income increased compared to the prior year as the third quarter of 2019 included an impairment charge of $1,004 million, related to the writedown of goodwill in our Connect segment. This was partially offset by higher restructuring charges and higher depreciation and amortization expense compared to the prior year.

●

Adjusted earnings per share was $0.43 per share, compared to $0.51 per share in the prior year, due to higher taxes and higher depreciation and amortization expense, partially offset by higher adjusted EBITDA.

●

Adjusted EBITDA for the third quarter increased 5.3% to $501 million on a reported basis, or an increase of 6.1% on a constant currency basis, compared to the prior year. Adjusted EBITDA margin increased 259 basis points to 32.1% on a reported basis, or 277 basis points on a constant currency basis compared to the prior year, reflecting temporary actions taken in response to the COVID-19 pandemic and the benefit of permanent cost actions from the optimization plan, partially offset by revenue pressures in both segments from the COVID-19 pandemic.

Financial Position

●	In July, Nielsen refinanced €240 million of debt, pushing out maturities and redeeming €240 million aggregate principal amount of the €545 million senior secured term loan due 2023.
●

In September, Nielsen issued $1,000 million of 5.625% senior notes due 2028 and $750 million of 5.875% senior notes due 2030. The proceeds from which were utilized in October 2020 to partially redeem $275 million of the $425 million outstanding aggregate principal amount of the 5.500% senior notes due 2021 and $1,475 million of the $2,300 million outstanding aggregate principal amount of the 5.000% senior notes due 2022.

●

As of September 30, 2020, Nielsen’s cash and cash equivalents were $2,250 million and gross debt was $10,010 million. The proceeds from the senior notes due 2028 and the senior notes due 2030 are included within this cash and cash equivalents balance. Net debt (gross debt less cash and cash equivalents) was $7,760 million and Nielsen’s net debt leverage ratio was 4.28x at the end of the quarter.

●

Cash flow from operations increased to $417 million for the third quarter of 2020, from $413 million in the third quarter of 2019. Cash flow performance was primarily driven by working capital timing and lower tax payments, partially offset by higher restructuring payments.

●	Cash taxes were $35 million for the third quarter of 2020, compared to $63 million in the third quarter of 2019.
●	Net capital expenditures were $113 million for the third quarter of 2020, compared to $112 million in the third quarter of 2019.
●	Free cash flow for the third quarter of 2020 increased to $304 million, or $336 million excluding separation-related cost cash flows, compared to $301 million in the third quarter of 2019.

Dividend

●

On October 27, 2020, our Board of Directors declared a quarterly dividend of $0.06 per share of Nielsen’s common stock. The dividend is payable on December 3, 2020 to shareholders of record at the close of business on November 19, 2020 and is an estimated $21 million.

Transaction Announcement to Sell Nielsen Global Connect

Yesterday, Nielsen announced a definitive agreement under which Advent International, one of the largest and most experienced global private equity investors, in partnership with James “Jim” Peck, former Chief Executive Officer of TransUnion, will acquire the Nielsen Global Connect business for $2.7 billion (subject to working capital, cash, debt-like items and other customary adjustments). Nielsen will also receive warrants in the new company exercisable in certain circumstances. Nielsen expects to use net proceeds from the transaction to significantly reduce debt, which will provide greater financial flexibility to execute its growth strategy and expand its role in the global media marketplace. On a pro-forma basis for the transaction, Nielsen expects year-end 2020 net leverage to be approximately 4X. Please refer to the Company’s separate press release announcing the transaction for further details.

2020 Full Year Guidance

The Company is adjusting full year 2020 guidance, as highlighted below:

●	Total revenue growth on a constant currency basis: -4% to -2%
●	Adjusted EBITDA margin: 29.5% to 30% (previously 29% - 30%)
●	Adjusted EBITDA: $1,850 - $1,880 million (previously $1,800 - $1,860 million)
●	Adjusted earnings per share: $1.54 - $1.62 (previously $1.50 - $1.62)
●	Free cash flow: $530- $550 million (previously $480 - $530 million)

These estimates exclude $175 - $225 million of cash separation-related costs in 2020.

2020 Guidance Non-GAAP Reconciliations

These reconciliations include preliminary forecasts based on current expectations and include certain assumptions on the classification and timing of certain separation-related costs and the tax deductibility of such costs.

The below table presents a reconciliation from forecasted revenue to revenue on a constant currency basis for our 2020 guidance:

(IN MILLIONS)	2020 Guidance		% Variance Constant Currency	2019 Revenue Constant Currency
Total Revenue	$	~6,230	-4% to -2%	$	~6,425

The below table presents a reconciliation from Net Income/(Loss) to Adjusted EBITDA for our 2020 guidance:

(IN MILLIONS)
Net income/(Loss)	$(25) - $5
Interest expense, net	~370
Provision/(benefit) for income taxes	~145
Depreciation and amortization	~870
Restructuring charges	~165
Impairment of long-lived assets	~55
Share-based compensation expense and Other	~120
Separation-related costs	~150
Adjusted EBITDA	$1,850 – $1,880

The below table presents a reconciliation from Net Income/(Loss) Attributable to Nielsen Shareholders to Adjusted Net Income to calculate Adjusted Earnings per Share (diluted) for our 2020 guidance:

(IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net income/(loss) attributable to Nielsen shareholders	$(40) - $(10)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	~200
Restructuring charges	~165
Impairment of long-lived assets	~55
Share-based compensation expense and Other	~120
Separation-related costs	~150
Tax effect of above items	~(160)
Discrete Tax Items	~60
Adjusted earnings	$550 - $580
Adjusted earnings per share	$1.54 – $1.62

The below table presents a reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow for our 2020 guidance. This excludes $175 - $225 million of separation-related costs.

(IN MILLIONS)
Net cash provided by operating activities	$1,040 - $1,060
Less: Capital expenditures, net	~(510)
Free cash flow	$530 - $550

Conference Call and Webcast

Nielsen will hold a conference call to discuss today’s announcements at 8:00 a.m. U.S. Eastern Time (ET) on Monday, November 2, 2020. Interested parties are encouraged to listen to the webcast as wait times for the call may be longer than normal. The webcast can be found on Nielsen's Investor Relations website at http://nielsen.com/investors. Within the United States, listeners can also access the call by dialing 1+833-502-0473. Callers outside the U.S. can dial 1+236-714-2183. Please note that the conference ID is required to access this call; the conference ID is 2671835.

A replay of the event will be available on Nielsen's Investor Relations website, http://nielsen.com/investors, from 11:00 a.m. Eastern Time, November 2, 2020 until 11:59 p.m. Eastern Time, November 9, 2020. The replay can be accessed from within the United States by dialing +1-800-585-8367. Other callers can access the replay at +1-416-621-4642. The replay pass code is 2671835.

Forward-looking Statements

This communication includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth above relating to the proposed sale by Nielsen of its Global Connect business to an affiliate of Advent International Corporation (the “proposed transaction”), those set forth above under “2020 Full Year Guidance,” those related to the impact of the recent coronavirus (COVID-19) pandemic on our business as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitation, the risks related to the COVID-19 pandemic on the global economy and financial markets, the uncertainties relating to the impact of the COVID-19 pandemic on Nielsen's business, the timing, receipt and terms and conditions of any required governmental or regulatory approvals of the proposed transaction that could reduce the anticipated benefits of or cause the parties to abandon the proposed transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the stock purchase agreement entered into pursuant to the proposed transaction (the “Agreement”), the possibility that Nielsen shareholders may not approve the entry into the Agreement, the risk that the parties to the Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, risks related to the disruption of management time from ongoing business operations due to the proposed transaction, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Nielsen’s common stock, the risk of any unexpected costs or expenses resulting from the proposed transaction, the risk of any litigation relating to the proposed transaction, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Nielsen to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees and other business relationships an on its operating results and business generally, the risk the pending proposed transaction could distract management of Nielsen, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and  other specific risk factors that are outlined in our disclosure filings and materials, which you can find on http://www.nielsen.com/investors, such as our 10-K, 10-Q and 8-K reports that have been filed with the Securities and Exchange Commission. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this communication, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors, except as required by law.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global measurement and data analytics company that provides the most complete and trusted view available of consumers and markets worldwide. Nielsen is divided into two business units. Nielsen Global Media provides media and advertising industries with unbiased and reliable metrics that create a shared understanding of the industry required for markets to function. Nielsen Global Connect provides consumer packaged goods manufacturers and retailers with accurate, actionable information and insights and a complete picture of the complex and changing marketplace that companies need to innovate and grow.

Our approach marries proprietary Nielsen data with other data sources to help clients around the world understand what's happening now, what's happening next, and how to best act on this knowledge.

An S&P 500 company, Nielsen has operations in approximately 100 countries, covering more than 90% of the world's population. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen.

Results of Operations—(Three and Nine Months Ended September 30, 2020 and 2019)

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2020	2019	2020	2019
Revenues	$1,563	$1,616	$4,618	$4,807
Cost of revenues	663	694	2,048	2,088
Selling, general and administrative expenses	451	467	1,417	1,430
Depreciation and amortization (1)	217	186	655	550
Impairment of goodwill and other long-lived assets	8	1,004	53	1,004
Restructuring charges	50	5	145	52
Operating income	174	(740)	300	(317)
Interest income	-	1	1	4
Interest expense	(92)	(100)	(277)	(299)
Foreign currency exchange transaction gains/(losses), net	(3)	(6)	(6)	(10)
Other income/(expense), net	-	(3)	(5)	2
Income/(loss) from continuing operations before income taxes	79	(848)	13	(620)
Benefit/(provision) for income taxes	(69)	380	(42)	325
Net income/(loss)	10	(468)	(29)	(295)
Net income/(loss) attributable to noncontrolling interests	3	4	12	11
Net income/(loss) attributable to Nielsen shareholders	$7	$(472)	$(41)	$(306)
Net income/(loss) per share of common stock, basic
Net income/(loss) attributable to Nielsen shareholders	$0.02	$(1.33)	$(0.11)	$(0.86)
Net income/(loss) per share of common stock, diluted
Net income/(loss) attributable to Nielsen shareholders	$0.02	$(1.33)	$(0.11)	$(0.86)
Weighted-average shares of common stock outstanding, basic	356,913,312	355,779,274	356,661,167	355,620,821
Dilutive shares of common stock	1,529,996	-	-	-
Weighted-average shares of common stock outstanding, diluted	358,443,308	355,779,274	356,661,167	355,620,821

(1)

Depreciation and amortization associated with tangible and intangible assets acquired in business combinations were $49 million and $150 million, respectively, for the three and nine months ended September 30, 2020 and $49 million and $156 million, respectively, for the three and nine months ended September 30, 2019.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2020	2019
	(Unaudited)
Assets:
Current assets
Cash and cash equivalents	$2,250	$454
Trade and other receivables, net of allowances for doubtful accounts and sales returns of $52 and $28 as of September 30, 2020 and December 31, 2019, respectively	1,094	1,103
Prepaid expenses and other current assets	434	420
Total current assets	3,778	1,977
Non-current assets
Property, plant and equipment, net	390	466
Operating lease right-of-use asset	369	393
Goodwill	6,010	5,993
Other intangible assets, net	4,634	4,881
Deferred tax assets	288	276
Other non-current assets	306	333
Total assets	$15,775	$14,319
Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$1,161	$1,182
Deferred revenues	324	345
Income tax liabilities	51	60
Current portion of long-term debt, finance lease obligations and short-term borrowings	1,885	914
Total current liabilities	3,421	2,501
Non-current liabilities
Long-term debt and finance lease obligations	8,125	7,395
Deferred tax liabilities	1,004	1,052
Operating lease liabilities	363	370
Other non-current liabilities	642	613
Total liabilities	13,555	11,931
Commitments and contingencies (Note 13)
Equity:
Nielsen shareholders’ equity
Common stock, €0.07 par value, 1,185,800,000 and 1,185,800,000 shares authorized, 357,042,725 and 356,158,879 shares issued and 356,998,802 and 356,149,883 shares outstanding at September 30, 2020 and December 31, 2019, respectively	32	32
Additional paid-in capital	4,356	4,378
Retained earnings/(accumulated deficit)	(1,251)	(1,210)
Accumulated other comprehensive loss, net of income taxes	(1,105)	(1,005)
Total Nielsen shareholders’ equity	2,032	2,195
Noncontrolling interests	188	193
Total equity	2,220	2,388
Total liabilities and equity	$15,775	$14,319

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,
(IN MILLIONS)	2020	2019
Operating Activities
Net income/(loss)	$(29)	$(295)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Share-based compensation expense	44	39
Currency exchange rate differences on financial transactions and other (gains)/losses	11	7
Equity in net income/(loss) of affiliates, net of dividends received	1	1
Depreciation and amortization	655	550
Impairment of goodwill and other long-lived assets	53	1,004
Changes in operating assets and liabilities, net of effect of businesses acquired and divested:
Trade and other receivables, net	11	(57)
Prepaid expenses and other assets	137	9
Accounts payable and other current liabilities and deferred revenues	(129)	(157)
Other non-current liabilities	(37)	(48)
Interest payable	31	49
Income taxes	(86)	(506)
Net cash provided by/(used in) operating activities	662	596
Investing Activities
Acquisition of subsidiaries and affiliates, net of cash acquired	(29)	(62)
Proceeds from the sale of subsidiaries and affiliates, net	13	-
Additions to property, plant and equipment and other assets	(26)	(58)
Additions to intangible assets	(319)	(284)
Other investing activities	(4)	(18)
Net cash provided by/(used in) investing activities	(365)	(422)
Financing Activities
Net borrowings under revolving credit facility	-	190
Proceeds from the issuance of debt, net of issuance costs	2,974	-
Repayment of debt	(1,319)	(43)
Increase/(decrease) in other short-term borrowings	-	(1)
Cash dividends paid to shareholders	(64)	(373)
Activity from share-based compensation plans	(6)	(5)
Proceeds from employee stock purchase plan	3	3
Finance leases	(43)	(44)
Other financing activities	(29)	(17)
Net cash provided by/(used in) financing activities	1,516	(290)
Effect of exchange-rate changes on cash and cash equivalents	(17)	(19)
Net increase/(decrease) in cash and cash equivalents	1,796	(135)
Cash and cash equivalents at beginning of period	454	524
Cash and cash equivalents at end of period	$2,250	$389
Supplemental Cash Flow Information
Cash paid for income taxes	$(128)	$(181)
Cash paid for interest, net of amounts capitalized	$(246)	$(250)

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that, when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance. These non-GAAP measures are also consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, we have determined that it is appropriate to make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

Organic Constant Currency Presentation

We define organic constant currency revenue as constant currency revenue excluding the net effect of business acquisitions and divestitures over the past 12 months. Refer to the Constant Currency Presentation section above for the definition of constant currency. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis and organic constant currency basis for the three and nine months ended September 30, 2020.

(IN MILLIONS) (UNAUDITED)	Three Months Ended September 30, 2020 Reported	Three Months Ended September 30, 2019 Reported	% Variance 2020 vs. 2019 Reported	Three Months Ended September 30, 2019 Constant Currency	% Variance 2020 vs. 2019 Constant Currency	Three Months Ended September 30, 2020 Organic	Three Months Ended September 30, 2019 Organic Constant Currency	% Variance 2020 vs. 2019 Organic Constant Currency

Revenues by segment
Measure	$520	$530	(1.9)%	$523	(0.6)%	$520	$523	(0.6)%
Predict/Activate	207	216	(4.2)%	216	(4.2)%	185	214	(13.6)%
Connect	$727	$746	(2.5)%	$739	(1.6)%	$705	$737	(4.3)%

Audience Measurement	$613	$621	(1.3)%	$623	(1.6)%	$613	$620	(1.1)%
Plan/Optimize	223	249	(10.4)%	250	(10.8)%	222	244	(9.0)%
Media	$836	$870	(3.9)%	$873	(4.2)%	$835	$864	(3.4)%
Total	$1,563	$1,616	(3.3)%	$1,612	(3.0)%	$1,540	$1,601	(3.8)%

(IN MILLIONS) (UNAUDITED)	Nine Months Ended September 30, 2020 Reported	Nine Months Ended September 30, 2019 Reported	% Variance 2020 vs. 2019 Reported	Nine Months Ended September 30 2019 Constant Currency	% Variance 2020 vs. 2019 Constant Currency	Nine Months Ended September 30, 2020 Organic	Nine Months Ended September 30, 2019 Organic Constant Currency	% Variance 2020 vs. 2019 Organic Constant Currency

Revenues by segment
Measure	$1,525	$1,615	(5.6)%	$1,566	(2.6)%	$1,525	$1,566	(2.6)%
Predict/Activate	604	640	(5.6)%	628	(3.8)%	539	621	(13.2)%
Connect	$2,129	$2,255	(5.6)%	$2,194	(3.0)%	$2,064	$2,187	(5.6)%

Audience Measurement	$1,831	$1,848	(0.9)%	$1,843	(0.7)%	$1,831	$1,840	(0.5)%
Plan/Optimize	658	704	(6.5)%	701	(6.1)%	651	683	(4.7)%
Media	$2,489	$2,552	(2.5%	$2,544	(2.2)%	$2,482	$2,523	(1.6)%
Total	$4,618	$4,807	(3.9)%	$4,738	(2.5)%	$4,546	$4,710	(3.5)%

The below table presents a reconciliation of Net Income and Adjusted EBITDA on a reported basis to a constant currency basis for the three and nine months ended September 30, 2020.

(IN MILLIONS) (UNAUDITED)	Three Months Ended September 30, 2020 Reported	Three Months Ended September 30, 2019 Reported	% Variance 2020 vs. 2019 Reported	Three Months Ended September 30, 2019 Constant Currency	% Variance 2020 vs. 2019 Constant Currency
Net Income/(Loss) attributable to Nielsen Shareholders	$7	$(472)	(101.5)%	$(493)	(101.4)%

Adjusted EBITDA	$501	$476	5.3%	$472	6.1%

(IN MILLIONS) (UNAUDITED)	Nine Months Ended September 30, 2020 Reported	Nine Months Ended September 30, 2019 Reported	% Variance 2020 vs. 2019 Reported	Nine Months Ended September 30, 2019 Constant Currency	% Variance 2020 vs. 2019 Constant Currency
Net Income/(Loss) attributable to Nielsen Shareholders	$(41)	$(306)	(86.6)%	$(342)	(88.0)%

Adjusted EBITDA	$1,322	$1,361	(2.9)%	$1,340	(1.3)%

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense and other non-operating items from our consolidated statements of operations, as well as certain other items that arise outside the ordinary course of our continuing operations specifically described below.

Restructuring charges: We exclude restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges, from our Adjusted EBITDA to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value these assets will generate for us. Furthermore, we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Impairment of goodwill and other long-lived assets: We exclude the impact of charges related to the impairment of goodwill and other long-lived assets. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the total company.

Share-based compensation expense: We exclude the impact of costs relating to share-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of share-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

Other non-operating expenses, net: We exclude foreign currency exchange transaction gains and losses primarily related to intercompany financing arrangements as well as other non-operating income and expense items, such as, gains and losses recorded on business combinations or dispositions, sales of investments, net income attributable to noncontrolling interests and early redemption payments made in connection with debt refinancing. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other items: To measure operating performance, we exclude certain expenses and gains that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements, acquisition related expenses, business optimization costs and other transaction costs. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Separation-related costs: To measure operating performance, we exclude certain separation-related costs that would not be incurred if we were not undertaking a separation of our Global Connect business from Global Media and positioning Global Connect and Global Media to operate as two independent companies. These costs include: third-party advisor costs, tax friction, technology related spend, and incremental costs of beginning to operate as two independent companies. We believe that exclusion of these costs will allow users of our financial statements to better understand our financial performance in 2020.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

Adjusted Earnings per Share

We define Adjusted Earnings per Share as net income attributable to Nielsen shareholders per share (diluted) from continuing operations from our consolidated statements of operations, excluding depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense, other non-operating items from our consolidated statements of operations, certain other items considered unusual or non-recurring in nature and separation-related costs, adjusted for income taxes related to these items. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operating performance.

The below table presents reconciliations from net income to Adjusted EBITDA for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS)	2020	2019	2020	2019
Net Income/(Loss) attributable to Nielsen shareholders	$7	$(472)	$(41)	$(306)
Interest expense, net	92	99	276	295
Provision/(benefit) for income taxes	69	(380)	42	(325)
Depreciation and amortization	217	186	655	550
EBITDA	385	(567)	932	214
Other non-operating expense, net	6	13	23	19
Restructuring charges	50	5	145	52
Impairment of goodwill and other long-lived assets	8	1,004	53	1,004
Share-based compensation expense	17	13	44	39
Separation-related costs (a)	30	-	91	-
Other items (b)	5	8	34	33
Adjusted EBITDA	$501	$476	$1,322	$1,361

(a)

Separation-related costs consists of costs that would not have been incurred if we were not undertaking the separation of the Nielsen Global Connect business from the Nielsen Global Media business and positioning Global Connect and Global Media to operate as two independent companies.

(b)

For the three and nine months ended September 30, 2020, other items primarily consist of business optimization costs and transaction related costs. For the three and nine months ended September 30, 2019, other items primarily consist of business optimization costs, including strategic review costs, and transaction related costs.

The below table presents reconciliations from diluted net income per share to Adjusted earnings per share for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS)	2020	2019	2020	2019
Net Income/(Loss) attributable to Nielsen shareholders per share of common stock, diluted	$0.02	$(1.33)	$(0.11)	$(0.86)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	0.14	0.14	0.42	0.44
Restructuring	0.14	0.01	0.41	0.15
Impairment of goodwill and other long-lived assets	0.02	2.82	0.15	2.82
Share-based compensation	0.05	0.04	0.12	0.11
Other non-operating (income)/expense, net	0.01	0.03	0.03	0.02
Separation-related costs (a)	0.08	-	0.26	-
Other items (b)	0.01	0.02	0.10	0.09
Tax effect of above items	(0.11)	(0.07)	(0.34)	(0.24)
Discrete tax benefit/(provision)	0.06	(1.15)	0.11	(1.14)
Adjusted earnings per share	$0.43	$0.51	$1.13	$1.39

(a)

Separation-related costs consists of costs that would not have been incurred if we were not undertaking the separation of the Nielsen Global Connect business from the Nielsen Global Media business and positioning Global Connect and Global Media to operate as two independent companies.

(b)

For the three and nine months ended September 30, 2020, other items primarily consist of business optimization costs and transaction related costs. For the three and nine months ended September 30, 2019, other items primarily consist of business optimization costs, including strategic review costs, and transaction related costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchase of common stock, voluntary repayment of debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow and free cash flow, excluding separation-related cost cash flows:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS)	2020	2019	2020	2019
Net cash provided by operating activities	$417	$413	$662	$596
Less: Capital expenditures, net	(113)	(112)	(345)	(342)
Free cash flow	$304	$301	$317	$254
Separation-related cost cash flows	32	-	56	-
Free cash flow, excluding separation-related cost cash flows	$336	$301	$373	$254

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of September 30, 2020 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of September 30, 2020	$10,010
Less: Cash and cash equivalents as of September 30, 2020	(2,250)
Net debt as of September 30, 2020	$7,760

Adjusted EBITDA for the year ended December 31, 2019	$1,853
Less: Adjusted EBITDA for the nine months ended September 30, 2019	1,361
Add: Adjusted EBITDA for the nine months ended September 30, 2020	1,322
Adjusted EBITDA for the twelve months ended September 30, 2020	$1,814

Net debt leverage ratio as of September 30, 2020	4.28x